Exhibit 10.8

Management Bonus Plan

The WireCo WorldGroup management bonus plan impacts all management employees that are selected to participate by the corporation’s senior management group. The plan compares the budgeted EBITDA for each quarter to the actual. If the corporate performance meets the budget, then 3% of the EBITDA is allocated into the bonus pool for management. The amount in the bonus pool changes with each dollar of EBITDA and varies based on the following scale:

100% of budget = 3% of EBITDA

95—99.9% of budget = 2.5% of EBITDA

90—94.9% of budget = 2.0% of EBITDA

85—89.9% of budget = 1.5% of EBITDA

No payout below 85%

For each increment of 5% above the budgeted EBITDA, the pool increases by .5%.

The pool is then divided into two pools—Executive and Management. Though the percent of the pool has shifted slightly from year to year, it is targeted at approximately a 60/40 split. Each position in the management bonus program is awarded a share value which is reflective of their contribution to the corporation. The lowest share will result in eligibility for about a 10% bonus on an annual basis.